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NISOURCE INC.

EMPLOYEE STOCK PURCHASE PLAN
EXHIBIT LIST


EXHIBIT 23




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in these Registration Statements of NiSource Inc. on Form S-3 File Nos. 333-49330 and 333-49330-01, Form S-4 File Nos. 333-54650 and 333-54650-01, and Form S-4 File Nos. 333-33896 and
333-33896-01 of our report dated March 25, 2003, relating to the financial statements of NiSource Inc. Employee Stock Purchase Plan as of and for the years ended December 31, 2002 and 2001, appearing in the Annual Report on Form 11-K of NiSource Inc. Employee Stock Purchase Plan for the years ended December 31, 2002 and 2001.


/s/ Deloitte & Touche LLP

Indianapolis, Indiana
March 31, 2003